Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 15, 2014

CLARCOR REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS
FOURTH QUARTER DILUTED EPS IMPACTED BY $0.04
FROM ACQUISITION-RELATED COSTS

Unaudited Fourth Quarter and Full Year 2013 Highlights
(Amounts in millions, except per share data and percentages)

	Quarter Ended			Full Year Ended
	11/30/13	12/1/12	Change	11/30/13	12/1/12	Change
Net sales	$ 297.8	$ 292.9	2%	$ 1,130.8	$ 1,121.8	1%
Operating profit	49.4	53.1	-7%	174.6	182.7	-4%
Net earnings - CLARCOR	32.9	36.3	-10%	118.1	123.0	-4%
Diluted earnings per share	$ 0.65	$ 0.72	-10%	$ 2.34	$ 2.42	-3%
Operating margin	16.6%	18.1%	-1.5 pts	15.4%	16.3%	-0.9 pts

FRANKLIN, TN, Wednesday, January 15, 2014-CLARCOR Inc. (NYSE: CLC) reported its financial results for the fourth quarter and full year 2013. Diluted earnings per share declined $0.07 from $0.72 in the fourth quarter of 2012 to $0.65 in this year’s fourth quarter and declined $0.08 from $2.42 last year to $2.34 for 2013. The diluted earnings per share comparison between full year 2013 and 2012 was impacted by the following pre-tax charges recognized in 2013:

•	$4.6 million third quarter loss on disposal of equipment

•	$3.1 million third quarter charge to account for a final pension obligation settlement

•	$2.7 million fourth quarter expense for acquisition-related costs

These three items negatively impacted 2013 operating profit by $10.4 million, 2013 diluted earnings per share by approximately $0.13 and 2013 operating margin by approximately 1.0 percentage point. The Company’s fourth quarter 2013 diluted earnings per share were impacted by the $2.7 million of acquisition-related costs expensed in the fourth quarter of 2013. These costs negatively impacted fourth quarter 2013 diluted earnings per share by approximately $0.04 and operating margin by 0.9 percentage points.

Changes in average foreign currency exchange rates negatively influenced net sales by $1.6 million and operating profit by $0.8 million, both less than 1%, for full year 2013 compared with full year 2012. Changes in average foreign currency exchange rates negatively influenced net sales by $0.9 million and operating profit by $0.4 million, both less than 1%, in the fourth quarter of 2013 compared with the fourth quarter of 2012.

Chris Conway, CLARCOR’s Chairman and Chief Executive Officer, commented, “Although 2013 was challenging for us from several perspectives, we are excited about the building blocks we laid during the year as foundations for future profitable growth. We demonstrated a strong commitment to growing our core filtration markets through significant investments in facilities, research and development and strategic acquisitions. We completed the expansion of our heavy-duty engine filtration manufacturing facility in Yankton, SD and committed over $40 million to build a new distribution center in Kearney, NE. We finished construction of our $10 million oil & gas filtration research center in Mineral Wells, TX, and we expanded our core filtration market portfolio by investing more than $265 million through the December 2013 acquisitions of the GE Air Filtration and Bekaert Advanced Filtration businesses. We believe that each of these strategic investments positions us well to capitalize on the future expected growth in our core global filtration markets over the next decade and beyond.

“Our 2013 consolidated financial results were below our initial guidance heading into the year, but these results were influenced by several charges that impacted the comparison between 2012 and 2013. These charges reduced 2013 diluted earnings per share by approximately $0.13 and operating margin by 1.0 percentage point. We are not pleased with our 2013 operating performance, but when adjusted for these charges, our financial results did demonstrate continued earnings and operating margin expansion from 2012-a minimum long-term standard we establish for any fiscal year. Our financial performance in 2013 was also impacted by continued headwinds against our top-line, as sales grew only 1% from 2012. Although this sales growth was lower than our expectations, there were areas of strength. Sales in our oil & gas filtration market increased 7% compared to 2012. Higher oil & gas filtration sales increased both within and outside the U.S. Our U.S. oil & gas market continued to be positively influenced by the expansion of natural gas filtration product sales to support drilling activity in shale formations. Our growth outside the U.S. was primarily the result of a $13 million, or 230%, increase in sales of oil & gas filtration products in Latin America-primarily Brazil. As previously mentioned, we are as excited about our growth prospects in the oil & gas filtration market as any other global filtration market as we continue to expand our global footprint and leverage our technology development to expand our presence in oil & gas liquid and upstream produced water filtration.

“Sales in our global heavy-duty engine filtration market, a component of our Engine/Mobile Filtration segment, were relatively flat in 2013 compared with 2012 as 2% higher sales in the U.S. were offset by a 2% reduction in foreign sales. Our U.S. heavy-duty engine filtration market started the year with a challenging first quarter as sales declined 2% from the first quarter of 2012. However, U.S. heavy-duty engine filtration sales increased in excess of 3% over the final three quarters of 2013 compared to the 2012 comparable period. Although we experienced more stable overall order patterns from our customers in the second half of the year, we still experienced some volatility during this period especially in our independent aftermarket. We remain cautiously optimistic as we head into 2014 regarding our U.S. heavy-duty engine filtration sales based upon strong truck tonnage metrics in the fourth quarter of 2013 and continued progress with our strategic initiative to expand our domestic market presence in new distribution channels. The 2% reduction in 2013 heavy-duty engine filtration sales outside the U.S. was driven by an almost 10% reduction in each of Europe, Australia and South Africa partially offset by a 9% increase in China. Lower European heavy-duty engine filtration sales were the result of lingering effects of the slow economic recovery in the Euro zone, and although economic conditions in Europe generally improved over the second half of the year, we still expect relatively flat European heavy-duty engine filtration sales for 2014 compared with 2013. After declining approximately 10% in 2012 compared to 2011, our heavy-duty engine filtration sales in China increased 9% in 2013. These higher sales were primarily the result of continued progress with our aftermarket initiative including sales through independent distributors and through OE customers. Although economic uncertainty and volatility remains in China including within our heavy-duty engine filtration markets, we believe we are well-positioned to capitalize on the anticipated long-term first-fit and aftermarket heavy-duty engine filtration growth in that geographic market.

“Operating margin in our Engine/Mobile Filtration segment declined 1.2 percentage points in 2013 to 21.0% from 22.2% in 2012. Approximately 0.5 percentage points of this reduction was due to the partial allocation to this reporting segment of the third quarter final pension obligation settlement charge and the fourth quarter expenses for acquisition-related costs. The remaining 0.7 percentage point reduction in 2013 operating margin was primarily the result of lower gross margin percentage from additional fixed manufacturing costs incurred in anticipation of future global heavy-duty engine filtration growth including overhead costs pursuant to our Yankton facility expansion and infrastructure costs to support growth initiatives in China and Europe. With relatively flat heavy-duty engine filtration sales in 2013, we were unable to absorb many of these additional fixed costs-negatively impacting our gross margin percentage.

“Our past year undoubtedly was highlighted by the December 2013 strategic acquisitions of GE Air Filtration and Bekaert Advanced Filtration. The impact of these acquisitions is reflected in our 2014 guidance, and strategically we are excited about the potential opportunities these businesses bring. The GE Air Filtration business expands our core filtration portfolio to include gas turbine, industrial air and membrane products and technology. Consistent with our growth expectations in our existing natural gas filtration business, we believe that there is strong potential for long-term global growth in the gas turbine market as natural gas is a plentiful, relatively inexpensive, clean-burning fossil fuel. The GE Air Filtration gas turbine business has a strong aftermarket filter base and a growing presence in first-fit systems-which we expect to support future growth in the aftermarket going forward. Although we anticipate GE will continue to be a core gas turbine customer, this acquisition will allow us to now pursue other gas turbine manufacturers as customers, a key strategic opportunity for this business going forward. In addition, the GE Air Filtration industrial air business introduces us to new industrial filtration markets, technologies and products, and we believe we will be able to leverage existing CLARCOR filtration products into this business’s highly diversified customer base. Although the membrane products and technology business is the smallest of the three business lines acquired in the GE Air Filtration acquisition, we believe additional focus with membrane products and technology will allow us to unlock value in that business. We believe these strategic investments continue to diversify our core filtration portfolio and position us well to capture future growth in the world-wide filtration market.”

Fourth Quarter Results:

Engine/Mobile Filtration Segment

Net sales in our Engine/Mobile Filtration segment increased approximately 2% in the fourth quarter of 2013 based upon a 4% increase in domestic sales partially offset by a 2% reduction in sales outside the U.S. The increase in U.S. sales was primarily driven by higher sales to OE customers as we continue to develop distribution channels outside our core independent aftermarket. Our fourth quarter domestic aftermarket sales were flat compared with last year’s fourth quarter after increasing 6% in the third quarter compared to the comparable period in 2012. After a slow start to the year-with a 4% reduction in the first quarter compared to the comparable period in 2012-our domestic aftermarket sales were up approximately 3% over the final three quarters of 2013. The decline in sales outside the U.S. compared with the fourth quarter of 2012 was primarily influenced by lower heavy-duty engine filter sales in Europe and lower export sales from the U.S., partially offset by an increase in China sales. The decline in European sales was primarily driven by lower sales at our Morocco business due to reduced sales to a single large customer while higher sales in China were the result of significant increases across all market segments including OE, OE aftermarket and the independent aftermarket. For the full year, heavy-duty engine filter sales in China increased approximately 9%.

Operating profit at our Engine/Mobile Filtration segment declined approximately 17% in the fourth quarter of 2013 primarily driven by a 4.4 percentage point reduction in operating margin from 24.1% in the fourth quarter of 2012-the highest quarterly operating margin in this reporting segment since the third quarter of 2008. Approximately 0.9 percentage points of the reduction from last year’s fourth quarter was due to allocated acquisition-related costs incurred in the fourth quarter of 2013. The remaining 3.5 percentage point reduction was driven by a combination of higher fixed and one-off manufacturing costs in the U.S., including from our Yankton facility expansion, and lower fixed cost absorption at our international entities.

Industrial/Environmental Filtration Segment

Net sales in our Industrial/Environmental Filtration segment rose approximately 3% in the fourth quarter of 2013 including a 22% increase in foreign sales partially offset by a 5% reduction in U.S. sales. More than two-thirds of the fourth quarter increase in sales outside the U.S. was related to higher oil & gas filtration product sales in Latin America-where sales more than tripled in full year 2013 from last year. The remainder of the increase in sales outside the U.S. in the fourth quarter was due to higher oil & gas related filtration sales in the Middle East and Europe. Lower U.S. sales in the fourth quarter were across several market segments including off-shore oil drilling, commercial and industrial HVAC and natural gas filtration product sales.

Operating profit at our Industrial/Environmental Filtration segment increased approximately 10% in the fourth quarter of 2013 driven by higher sales and a 1.0 percentage point increase in operating margin, which was positively impacted by a higher mix of higher margin oil & gas sales primarily in Latin America and the Middle East. Fourth quarter 2013 operating margin in this reporting segment was negatively impacted by 0.9 percentage points from the allocation of acquisition-related costs incurred in the fourth quarter.

Packaging Segment

Net sales at our Packaging segment declined 5% in the fourth quarter of 2013 from prior year. This reduction in sales was primarily driven by lower holiday promotional sales and continued depressed sales of film packaging products. Operating margin declined 2.9 percentage points as a result of lower fixed cost absorption from these lower sales in addition to a 0.9 percentage point negative impact from the allocation of acquisition-related costs incurred in the fourth quarter of 2013.

2014 Guidance:

Our guidance for consolidated 2014 diluted earnings per share-inclusive of anticipated results from the GE Air Filtration and Bekaert Advanced Filtration acquisitions-is $2.55 to $2.70. These expected results are based upon projected consolidated net sales between $1,410 and $1,470 million and consolidated operating margin between 13.25% and 14.5%.

Included in our consolidated 2014 guidance are estimated diluted earnings per share of between $2.45 and $2.55 for our base business and from $0.10 to $0.15 from the GE Air Filtration and Bekaert Advanced Filtration acquisitions. Sales and operating margin detail for our base business-excluding the GE Air Filtration and Bekaert Advanced Filtration acquisitions-is as follows:

	2014 Estimated Sales Growth	2014 Estimated Operating Margin

Engine/Mobile Filtration	1.0% to 3.0%	21.0% to 22.0%
Industrial/Environmental Filtration[1]	4.5% to 8.5%	12.0% to 13.0%
Packaging	0.0% to 4.0%	8.0% to 9.0%
CLARCOR base business[1]	3.0% to 5.0%	15.7% to 16.5%

1 - Excludes the GE Air Filtration and Bekaert Advanced Filtration acquisitions. These acquisitions do not impact the Engine/Mobile Filtration and Packaging segments

Our diluted earnings per share guidance for our base business includes approximately $6.0 million of incremental costs we expect to incur at our corporate entity and allocate to our reporting segments including for research and development and for the investigation for the potential implementation of a global ERP system. We anticipate these costs will impact 2014 diluted earnings per share by approximately $0.08 and will reduce operating margin on a consolidated basis and for each reporting segment by approximately 0.5 percentage points. We view these incremental costs as investments for the future to facilitate the execution of our long-term strategic growth initiatives. We believe it is critically important to continue to increase our focus on research and development as we strive to become a global leader in the development of filtration technology.

We also provide below initial estimates for the financial impact of the GE Air Filtration and Bekaert Advanced Filtration acquisitions. We expect to include each acquired business within our Industrial/Environmental Filtration segment. We estimate that these two acquisitions will increase 2014 diluted earnings per share between $0.10 and $0.15 and net sales between $250 and $275 million. Projected 2014 sales and operating margin for each acquisition is as follows:

	2014 Estimated Sales ($Millions)	2014 Estimated Operating Margin

GE Air Filtration	$235 to $255	3.0% to 5.0%
Bekaert Advanced Filtration	$15 to $20	-1.0% to 1.0%

Our expectations regarding the GE Air Filtration acquisition include preliminary estimates for purchase accounting related items, including a $4 to $6 million step-up in inventory basis, which we expect to expense in our first quarter of fiscal 2014, and the depreciation and amortization associated with the fair valuation of fixed assets and identification of definite-lived intangible assets. In addition, we anticipate incurring approximately $5 million of integration and other acquisition-related costs during 2014. We expect to update our estimates for these items at the end of the first quarter. The step-up in inventory basis and integration costs are projected to negatively impact 2014 diluted earnings per share by approximately $0.13.

We project 2014 cash from operations to be between $150 million and $165 million, capital expenditures to be between $70 million and $85 million and our effective tax rate to be between 32.0% and 32.5%. We expect 2014 net other expense including interest of approximately $1.5 million and assume 51.0 million diluted shares outstanding.

CLARCOR will be holding a conference call to discuss fourth quarter 2013 results at 10:00 a.m. CST on January 16, 2014. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 6777997. The replay will be available through January 30, 2014 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements may be identified from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to anticipated future growth and results of operations, including the anticipated 2014 performance of the Company and each of its segments, our projections with respect to 2014 estimated sales growth and 2014 estimated operating margins for the Company’s base business and each of its segments excluding the GE Air Filtration and Bekaert Advanced Filtration acquisitions, our projections with respect to 2014 diluted earnings per share, and our projections with respect to 2014 cash from operations, 2014 capital expenditures and 2014 effective tax rate; statements regarding management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements regarding the building blocks laid in 2013 as foundations for future profitable growth; statements regarding our commitment to growing our core filtration markets through significant investments in facilities, research and development and strategic investments; statements regarding our belief that our strategic investments position us well to capitalize on the future expected growth in our core global filtration markets over the next decade and beyond; statements regarding our belief about the growth prospects in the oil & gas filtration market; statements regarding the continued expansion of our global footprint and the leveraging of our technology development to expand our presence in oil & gas liquid and upstream produced water filtration; statements regarding our cautious optimism regarding U.S. heavy-duty engine filtration sales based upon strong truck tonnage metrics in the fourth quarter of 2013 and continued progress with our strategic initiative to expand our domestic market presence in new distribution channels; statements regarding our expectation of relatively flat European heavy-duty engine filtration sales for 2014 compared with 2013; statements regarding our belief that we are well-positioned to capitalize on the anticipated long-term first-fit and aftermarket heavy-duty engine filtration growth in the China market; statements regarding the anticipated impact in 2014 and beyond of the strategic acquisitions of GE Air Filtration and Bekaert Advanced Filtration, including the potential opportunities these businesses bring; statements regarding our belief that, consistent with our growth expectations in our existing natural gas filtration business, there is strong potential for long-term global growth in the gas turbine market; statements regarding our expectation that the GE Air Filtration gas turbine business will support future growth in the aftermarket going forward; statements regarding our anticipation that GE will continue to be a core gas turbine customer; statements regarding our belief that the acquisition of GE Air Filtration will allow us to now pursue other gas turbine manufacturers as customers; statements regarding our belief that we will be able to leverage existing CLARCOR filtration products into the highly diversified customer base of the GE Air Filtration industrial air business; statements regarding our belief that additional focus with membrane products and technology will allow us to unlock value in the GE Air Filtration membrane products and technology business; statements regarding our belief that our strategic investments in GE Air Filtration and Bekaert Advanced Filtration continue to diversify our core filtration portfolio and position us well to capture future growth in the world-wide filtration market; statements regarding our 2014 expectations for GE Air Filtration and Bekaert Advanced Filtration, including the 2014 estimated sales and 2014 estimated operating margin with respect to each of these businesses; statements regarding, with respect to the GE Air Filtration acquisition, our preliminary estimates for purchase accounting related items including the step-up in inventory basis which is expected to be expensed in our first quarter and the depreciation and amortization associated with the fair valuation of fixed assets and the identification of definitive-lived intangible assets; statements regarding our anticipated integration costs and other anticipated acquisition-related cost; statements regarding our expectation that estimates with respect to the GE Air Filtration and Bekaert Advanced Filtration business will be updated at the end of the first quarter, statements regarding our expectation that the step-up in inventory basis and integration costs will negatively impact 2014 diluted earnings per share by approximately $0.13; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results. The Company's future results may differ materially from the Company's past results as a result of various risks and uncertainties, including the risk factors discussed in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year 2012 filed on January 25, 2013, and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including estimated 2014 diluted earnings per share, estimated 2014 sales growth and estimated 2014 operating margin levels for the Company and its business segments and our projections with respect to 2014 cash from operations, 2014 capital expenditures, 2014 net interest expense and 2014 effective tax rate, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR INC. 2013 UNAUDITED FOURTH QUARTER RESULTS
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

	Quarter Ended		Twelve Months Ended
	November 30, 2013	December 1, 2012	November 30, 2013	December 1, 2012
Net sales	$297,790	$292,913	$1,130,770	$1,121,765
Cost of sales	199,181	191,869	760,561	741,433

Gross profit	98,609	101,044	370,209	380,332

Selling and administrative expenses	49,194	47,934	195,593	197,618

Operating profit	49,415	53,110	174,616	182,714

Other income (expense):
Interest expense	(164)	(163)	(615)	(527)
Interest income	162	141	690	600
Other, net	(321)	(99)	(391)	210
	(323)	(121)	(316)	283

Earnings before income taxes	49,092	52,989	174,300	182,997

Provision for income taxes	16,196	16,631	55,950	59,657

Net earnings	32,896	36,358	118,350	123,340

Net earnings attributable to noncontrolling interests, net of tax	(40)	(48)	(274)	(354)

Net earnings attributable to CLARCOR Inc.	$32,856	$36,310	$118,076	$122,986

Net earnings per share attributable to CLARCOR Inc. - Basic	$0.65	$0.73	$2.36	$2.45
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.65	$0.72	$2.34	$2.42

Weighted average number of shares outstanding - Basic	50,200,491	50,069,220	49,988,577	50,285,480
Weighted average number of shares outstanding - Diluted	50,712,641	50,590,135	50,538,947	50,882,191

Dividends paid per share	$0.1700	$0.1350	$0.5750	$0.4950

CLARCOR INC. 2013 UNAUDITED FOURTH QUARTER RESULTS, continued
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	November 30, 2013	December 1, 2012
ASSETS
Current assets:
Cash and cash equivalents	$411,562	$185,496
Restricted cash	763	566
Accounts receivable, less allowance for losses of $9,183 and $9,554, respectively	224,829	214,474
Inventories	218,786	211,251
Deferred income taxes	25,313	34,693
Income taxes receivable	1,000	—
Prepaid expenses and other current assets	9,868	8,114
Total current assets	892,121	654,594

Plant assets, at cost, less accumulated depreciation of $332,787 and $315,018, respectively	208,953	195,101
Assets held for sale	—	2,000
Goodwill	241,299	241,924
Acquired intangible assets, less accumulated amortization	89,881	95,681
Other noncurrent assets	16,589	16,202
Total assets	$1,448,843	$1,205,502
LIABILITIES
Current liabilities:
Current portion of long-term debt	$50,223	$201
Accounts payable and accrued liabilities	157,538	172,262
Income taxes payable	—	2,428
Total current liabilities	207,761	174,891

Long-term debt, less current portion	116,413	16,391
Long-term pension and postretirement healthcare benefits liabilities	19,792	50,680
Deferred income taxes	64,415	51,385
Other long-term liabilities	5,753	8,571
Total liabilities	414,134	301,918

Contingencies
Redeemable noncontrolling interests	1,836	1,754
SHAREHOLDERS' EQUITY
Capital stock	50,371	49,653
Capital in excess of par value	22,278	—
Accumulated other comprehensive loss	(29,814)	(51,708)
Retained earnings	989,013	902,899
Total CLARCOR Inc. equity	1,031,848	900,844
Noncontrolling interests	1,025	986
Total shareholders' equity	1,032,873	901,830
Total liabilities and shareholders' equity	$1,448,843	$1,205,502

CLARCOR INC. 2013 UNAUDITED FOURTH QUARTER RESULTS, continued
CONSOLIDATED CASH FLOWS
(Dollars in thousands)

	Twelve Months Ended
	November 30, 2013	December 1, 2012
Cash flows from operating activities:
Net earnings	$118,350	$123,340
Depreciation	26,329	25,925
Amortization	5,904	5,890
Other noncash items	1,754	(26)
Net loss (gain) on disposition of plant assets	3,862	(725)
Stock-based compensation expense	5,060	6,226
Excess tax benefit from stock-based compensation	(8,528)	(2,007)
Deferred income taxes	1,216	9,272
Changes in assets and liabilities, net of business acquisitions	(18,706)	(32,046)
Net cash provided by operating activities	135,241	135,849

Cash flows from investing activities:
Restricted cash	(197)	240
Business acquisitions, net of cash acquired	—	(5,411)
Additions to plant assets	(44,651)	(36,468)
Proceeds from disposition of plant assets	3,373	534
Investment in affiliates	(615)	(1,023)
Net cash used in investing activities	(42,090)	(42,128)

Cash flows from financing activities:
Borrowings under multicurrency revolving credit agreement	50,000	—
Borrowings under term loan facility	100,000	—
Payments on long-term debt, including acquisition costs	(4,037)	(10,500)
Payments of financing costs	(298)	(564)
Sale of capital stock under stock option and employee purchase plans	35,047	6,415
Payments for repurchase of common stock	(27,708)	(37,320)
Excess tax benefit from stock-based compensation	8,528	2,007
Dividend paid to noncontrolling interests	(206)	—
Cash dividends paid	(28,744)	(24,911)
Net cash provided by (used in) financing activities	132,582	(64,873)
Net effect of exchange rate changes on cash	333	649
Net change in cash and cash equivalents	226,066	29,497
Cash and cash equivalents, beginning of period	185,496	155,999
Cash and cash equivalents, end of period	$411,562	$185,496

Cash paid during the period for:
Interest	$374	$397
Income taxes, net of refunds	$42,602	$43,821

CLARCOR INC. 2013 UNAUDITED FOURTH QUARTER RESULTS, continued
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2013
	Quarter Ended March 2	Quarter Ended June 1	Quarter Ended August 31	Quarter Ended November 30	Twelve Months
Net sales by segment:
Engine/Mobile Filtration	$117,675	$132,372	$129,148	$127,829	$507,024
Industrial/Environmental Filtration	122,626	136,660	139,659	150,801	$549,746
Packaging	15,970	18,551	20,319	19,160	$74,000
	$256,271	$287,583	$289,126	$297,790	$1,130,770

Operating profit by segment:
Engine/Mobile Filtration	$23,449	$29,096	$28,611	$25,189	$106,345
Industrial/Environmental Filtration	9,678	18,411	11,315	22,592	$61,996
Packaging	688	1,894	2,059	1,634	$6,275
	$33,815	$49,401	$41,985	$49,415	$174,616

Operating margin by segment:
Engine/Mobile Filtration	19.9%	22.0%	22.2%	19.7%	21.0%
Industrial/Environmental Filtration	7.9%	13.5%	8.1%	15.0%	11.3%
Packaging	4.3%	10.2%	10.1%	8.5%	8.5%
	13.2%	17.2%	14.5%	16.6%	15.4%

	2012
	Quarter Ended March 3	Quarter Ended June 2	Quarter Ended September 1	Quarter Ended December 1	Twelve Months
Net sales by segment:
Engine/Mobile Filtration	$120,283	$130,677	$126,903	$125,744	$503,607
Industrial/Environmental Filtration	121,114	134,629	138,532	147,089	541,364
Packaging	15,867	19,549	21,298	20,080	76,794
	$257,264	$284,855	$286,733	$292,913	$1,121,765

Operating profit by segment:
Engine/Mobile Filtration	$23,297	$29,628	$28,478	$30,250	$111,653
Industrial/Environmental Filtration	10,705	17,747	15,741	20,573	64,766
Packaging	310	1,736	1,962	2,287	6,295
	$34,312	$49,111	$46,181	$53,110	$182,714

Operating margin by segment:
Engine/Mobile Filtration	19.4%	22.7%	22.4%	24.1%	22.2%
Industrial/Environmental Filtration	8.8%	13.2%	11.4%	14.0%	12.0%
Packaging	2.0%	8.9%	9.2%	11.4%	8.2%
	13.3%	17.2%	16.1%	18.1%	16.3%

CLARCOR INC. 2013 UNAUDITED FOURTH QUARTER RESULTS, continued
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except share data)

In addition to the GAAP results provided in this release, we are providing non-GAAP gross profit, non-GAAP selling and administrative expense, non-GAAP operating profit, non-GAAP net earnings and non-GAAP diluted earnings per share for the fourth quarter and twelve months ended November 30, 2013. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measures most directly comparable to non-GAAP gross profit, non-GAAP selling and administrative expense, non-GAAP operating profit, non-GAAP net earnings and non-GAAP diluted earnings per share are gross profit, selling and administrative expense, operating profit, net earnings and diluted earnings per share, respectively.

The quarter ended and twelve months ended November 30, 2013 non-GAAP financial measures provided in this release exclude the impact of the $4.6 million third quarter pre-tax loss on disposal of equipment, the $3.1 million third quarter pre-tax charge to account for a final pension obligation settlement, and the $2.7 million fourth quarter pre-tax expense for acquisition-related costs. Although the comparison of data excluding these charges in our quarter ended and twelve months ended November 30, 2013 is not a measure of financial performance under GAAP, the Company believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the Company's historical and prospective operating performance. Management believes that removing the impact of these selected items provides a more useful measure of the changes in gross profit, selling and administrative expense, operating profit, net earnings and diluted earnings per share at the consolidated level and operating profit at the segment level in the quarter ended and twelve months ended November 30, 2013 compared to the quarter ended and twelve months ended December 1, 2012.

These non-GAAP financial measures may have limitations as analytical tools, and management does not intend these measures to be considered in isolation or as a substitute for the related GAAP measures. Following are reconciliations to the most comparable GAAP financial measures of these non-GAAP financial measures.

	Quarter Ended			Twelve Months Ended
	November 30,	December 1,		November 30,	December 1,
	2013	2012	Change	2013	2012	Change
Consolidated
Gross Profit, as reported (GAAP)	$98,609	$101,044	-2%	$370,209	$380,332	-3%
Impact of non-cash items	—	—		4,631	—
Non-GAAP gross profit	$98,609	$101,044	-2%	$374,840	$380,332	-1%

Selling and administrative expense, as reported (GAAP)	$49,194	$47,934	3%	$195,593	$197,618	-1%
Impact of non-cash items	(2,736)	—		(5,847)	—
Non-GAAP selling and administrative expense	$46,458	$47,934	-3%	$189,746	$197,618	-4%

Operating profit, as reported (GAAP)	$49,415	$53,110	-7%	$174,616	$182,714	-4%
Impact of non-cash items	2,736	—		10,478	—
Non-GAAP operating profit	$52,151	$53,110	-2%	$185,094	$182,714	1%

Net earnings - CLARCOR, as reported (GAAP)	$32,856	$36,310	-10%	$118,076	$122,986	-4%
Impact of non-cash items	1,833	—		6,788	—
Non-GAAP net earnings - CLARCOR	$34,689	$36,310	-4%	$124,864	$122,986	2%

Diluted earnings per share, as reported (GAAP)	$0.65	$0.72	-10%	$2.34	$2.42	-3%
Impact of non-cash items	0.04	—		0.13	—
Non-GAAP diluted earnings per share - CLARCOR	$0.69	$0.72	-5%	$2.47	$2.42	2%

CLARCOR INC. 2013 UNAUDITED FOURTH QUARTER RESULTS, continued
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except share data)

	Quarter Ended			Twelve Months Ended
	November 30,	December 1,		November 30,	December 1,
	2013	2012	Change	2013	2012	Change
Consolidated (continued)
Gross margin, as reported (GAAP)	33.1%	34.5%	-1.4 pts	32.7%	33.9%	-1.2 pts
Non-GAAP gross margin	33.1%	34.5%	-1.4 pts	33.1%	33.9%	-0.8 pts

Selling and administrative expense as % of sales, as reported (GAAP)	16.5%	16.4%	0.1 pts	17.3%	17.6%	-0.3 pts
Non-GAAP Selling and administrative expense as a % of sales	15.6%	16.4%	-0.8 pts	16.8%	17.6%	-0.8 pts

Operating margin, as reported (GAAP)	16.6%	18.1%	-1.5 pts	15.4%	16.3%	-0.9 pts
Non-GAAP operating margin	17.5%	18.1%	-0.6 pts	16.4%	16.3%	0.1 pts

Segment Data
Engine/Mobile Filtration
Operating profit, as reported (GAAP)	$25,189	$30,250	-17%	$106,345	$111,653	-5%
Impact of non-cash items	1,146	—		2,530	—
Non-GAAP operating profit	$26,335	$30,250	-13%	$108,875	$111,653	-2%

Operating margin, as reported (GAAP)	19.7%	24.1%	-4.4 pts	21.0%	22.2%	-1.2 pts
Non-GAAP operating margin	20.6%	24.1%	-3.5 pts	21.5%	22.2%	-0.7 pts

Industrial Environmental Filtration
Operating profit, as reported (GAAP)	$22,592	$20,573	10%	$61,996	$64,766	-4%
Impact of non-cash items	1,425	—		7,590	—
Non-GAAP operating profit	$24,017	$20,573	17%	$69,586	$64,766	7%

Operating margin, as reported (GAAP)	15.0%	14.0%	1.0 pts	11.3%	12.0%	-0.7 pts
Non-GAAP operating margin	15.9%	14.0%	1.9 pts	12.7%	12.0%	0.7 pts

Packaging
Operating profit, as reported (GAAP)	$1,634	$2,287	-29%	$6,275	$6,295	0%
Impact of non-cash items	164	—		357	—
Non-GAAP operating profit	$1,798	$2,287	-21%	$6,632	$6,295	5%

Operating margin, as reported (GAAP)	8.5%	11.4%	-2.9 pts	8.5%	8.2%	0.3 pts
Non-GAAP operating margin	9.4%	11.4%	-2.0 pts	9.0%	8.2%	0.8 pts